UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14a INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐	Definitive Proxy Statement

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☑	Soliciting Material Pursuant to §240.14a-12
McAFEE, INC.

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August 20, 2010
Intel Corporation Has Entered Into a Definitive Agreement to
Acquire McAfee Inc.
Dear Valued Partners,
McAfee has agreed to be acquired by Intel Corporation. Obviously this is big news for McAfee, big news for Intel Corporation, our partners, mutual customers, and big news for both the security industry and the future of the Internet. It’s the companies’ common belief that security is a fundamental component of modern computing, and the acquisition reflects security’s increasing relevance in a completely connected world. The number of connected devices is expected to grow from 1 billion to 50 billion by 2020. This explosive growth of Internet and IP-enabled devices (e.g. Internet enabled TV, IP addressable cars, ATM machines, medical devices) is fundamentally reshaping communication, collaboration and commerce opportunities for individuals, businesses and governments around the world.
The current cybersecurity model isn’t extensible across the proliferating spectrum of devices – providing protection to a heterogeneous world of connected devices requires a fundamentally new approach to security. Frankly, the industry needed a paradigm shift – incremental improvements simply can’t bridge the opportunity gap. McAfee and Intel Corporation are joining forces to tackle this next generation cybersecurity issue which impacts everyone and anything connecting to the Internet
Intel Corporation has a successful software business built in part by acquiring companies, such as Wind River, that bring an expertise in solutions and services in order to deliver high-performance platforms to fast-growing sectors. McAfee is the next step in that strategy, and brings together security and hardware expertise that will better protect our mutual customers and drive innovation across our product offerings. In fact, by next year, we will introduce new security offerings as a result of our collaboration.
During the close process, it is important that we all maintain a business as usual mentality and focus on closing deals each current quarter. McAfee will continue to strengthen its security focus and you have my commitment, along with Mike DeCesare and Dave DeWalt, that the channel continues to be a top priority at McAfee. We are devoted to driving growth through your organizations and you can count on our leadership.
As with Intel Corporation’s other software acquisitions, McAfee will remain a stand-alone subsidiary, retain its leadership team and expertise, which will facilitate future innovation in security. Furthermore, this acquisition is driven to create new markets, and not about cost-cutting.
This is very exciting news. Intel Corporation shares our vision for security, they share our vision of a connected world, and working together we’ll be far stronger globally and able to make a much bigger difference in people’s lives. This pending acquisition is a great win for McAfee, you, and our mutual customers.
For more information: http://www.mcafee.com
Thank you for partnering with McAfee,
Alex

Alex Thurber
SVP of WW Channels and Commercial Sales
McAfee Inc.
Additional Information and Where to Find It
McAfee, Inc. (“McAfee”) plans to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement in connection with the proposed merger with Jefferson Acquisition Corporation, pursuant to which McAfee would be acquired by Intel Corporation (the “Merger”). The proxy statement will contain important information about the proposed Merger and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by McAfee through the web site maintained by the SEC at www.sec.gov, and from McAfee by contacting Investor Relations by mail at McAfee, Inc., 3965 Freedom Circle, Santa Clara, California 95054, Attention: Investor Relations, by telephone at (408) 246-5223, or by going to McAfee’s Investor Relations web site at investor.mcafee.com (click on “SEC Filings”).
McAfee and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of McAfee in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in McAfee’s proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on May 10, 2010. This document is available free of charge at the SEC’s web site at www.sec.gov, and from McAfee by contacting Investor Relations by mail at McAfee, Inc., 3965 Freedom Circle, Santa Clara, California 95054, Attention: Investor Relations, by telephone at (408) 246-5223, or by going to McAfee’s Investor Relations web site at investor.mcafee.com (click on “SEC Filings”).
Note on Forward-Looking Statements
The subject document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding the expected benefits and costs of the transaction, the plans, strategies and objectives of management for future operations, and the expected closing of the proposed Merger. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed Merger, satisfaction of closing conditions precedent to the consummation of the proposed Merger, including obtaining antitrust approvals in the U.S., Europe and other jurisdictions, the ability of Intel to successfully integrate McAfee’s operations and employees, the ability to realize anticipated benefits of the proposed Merger, and such other risks as identified in McAfee’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and McAfee’s most recent Quarterly Report on Form 10-Q, each as filed with the SEC, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. McAfee assumes no obligation to update any forward-looking statement contained in the subject document.